FIRST AMENDMENT TO
               GNP BANCORP, INC. EMPLOYEES' COMBINED INCENTIVE AND NON-STATUTORY STOCK OPTION AND STOCK APPRECIATION RIGHTS PLAN

             WHEREAS, GNP Bancorp, Inc., an Illinois corporation ("Company"), heretofore has adopted the GNP Bancorp, Inc. Employees' Combined Incentive and Non-Statutory Stock Option and Stock Appreciation Rights Plan ("Plan"), effective as of June 30, 1988, for the purpose of granting options to purchase common stock of the Company, and stock appreciation rights related to common stock of the Company, to key administrative, managerial or executive employees of the Company; and

             WHEREAS, the Company, pursuant to Article X of the Plan, reserved the right, subject to certain limited exceptions, to amend the Plan in any respect that the Board of Directors of the Company deems appropriate;

             NOW, THEREFORE, the Company hereby amends the Plan, pursuant to
   Article X, effective March 31, 1994, by adding Section 9.6 to read as follows:

             9.6 Notwithstanding any other provisions of the Plan, or of any Option Agreement entered into pursuant to the Plan, the following provisions shall be applicable with respect to each Option and Stock Appreciation Right granted under the Plan that has not been exercised as of the effective date hereof:

                  1.   Upon the Closing (as defined in the
             Agreement and Plan of Merger ("Agreement") entered into as of October 27, 1992, as amended, by and among First Colonial Bankshares Corporation, a Delaware corporation ("FCBC"), FCBC Acquisition Corp. I, an Illinois corporation, FCBC Acquisition Corp. II, an Illinois corporation, the Company and Hi-Bancorp, Inc., an Illinois corporation), each then unexercised and outstanding Option shall be converted into an option ("FCBC Option"), to purchase shares of Class A common stock, $1.25 par value per share, of FCBC ("FCBC Common"), and the Stock Appreciation Rights related to each such converted Option shall be cancelled and of no further effect.

                  2. Each FCBC Option shall cover a number of shares of FCBC Common equal to the number of shares of Common Stock covered by the unexercised portion of the converted Option as of the Closing multiplied by a fraction, the numerator of which shall be the Merger Consideration (as defined in the Agreement) per share of Common Stock less $54.85, and the denominator of which shall be the average of the high and low sale prices per share of FCBC Common reported on the NASDAQ National Market System for each day of the ten trading day period, ending three days prior to the Effective Date defined in the Agreement.

                  3. The purchase price per share of FCBC Common covered by each FCBC Option shall be an amount equal to the purchase price per share of Common Stock specified in the converted Option, multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock covered by the unexercised portion of the converted Option and the denominator of which shall be the number of shares of FCBC Common covered by the FCBC Option (as determined pursuant to paragraph 2 above).

                  4. On or before the Closing, the Company and each Grantee shall enter into a written Conversion Agreement, and FCBC shall acknowledge such Agreement, providing for the conversion of the Options of the Grantee into FCBC Options, and the cancellation of Stock Appreciation Rights related to the converted Options, as described above.

                  5. At the Closing, each Grantee shall enter into a written Amended and Restated Incentive Stock Option Agreement with FCBC ("FCBC Option Agreement") evidencing the terms of his FCBC Options received pursuant to the Conversion Agreement.

                  6. Except as otherwise specifically provided in this Section, (a) all of the terms and conditions of a converted Option, as set forth in the applicable Option Agreement, shall continue to apply to the related FCBC Option, and shall be set forth in the FCBC Option Agreement evidencing such FCBC Option; and
             (b) the provisions of the Plan shall be incorporated in the FCBC Option and made a part thereof and shall continue to apply to and govern and control the FCBC Option.

                  7. If a Grantee does not deliver a Conversion Agreement to the Company prior to the Closing, as described above, his unexercised Options and related Stock Appreciation Rights shall be cancelled upon the Closing, and the Company shall pay to the Grantee in cash, an amount equal to the number of shares of Common Stock covered by the unexercised portion of his Options, multiplied by an amount equal to the excess of (i) the Merger Consideration per share of Common Stock reduced by $54.85, less (ii) the per share purchase price under such Option. The amount of cash to be delivered pursuant to the preceding sentence shall be reduced by the aggregate amount of any federal, state or local withholding taxes attributable to such payment.

                  8. The execution of a Conversion Agreement by a Grantee, or the receipt of the cash amount described in paragraph 7 by a Grantee who does not execute a Conversion Agreement on or prior to the Closing, shall be evidence of the consent of such Grantee to this First Amendment to the Plan.

             IN WITNESS WHEREOF, this First Amendment has been executed on behalf of the Company, by its duly authorized officer, this ____ day of March, 1994.

                                      GNP BANCORP, INC.



                                      By:  _________________________________